Exhibit 4.1(f)

PRIVILEGED AND CONFIDENTIAL
Execution Version

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of August 1, 2011 (this “Supplemental Indenture”), is entered into by and among WireCo WorldGroup Inc. (the “Company”), the guarantors identified herein as parties, and U.S. Bank National Association, as Trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of May 19, 2010 (as amended, supplemented or otherwise modified in accordance with its terms, the “Indenture”), providing for the issuance on May 19, 2010 of 9.5% Senior Notes due 2017, in aggregate principal amount of $275,000,000 and the issuance on June 10, 2011 of 9.5% Senior Notes due 2017 in aggregate principal amount of $150,000,000 (collectively the “Notes”);

WHEREAS Section 4.18 of the Indenture provides, in part, that if any Affiliate Guarantor acquires or creates a Restricted Subsidiary after the Issue Date, such Subsidiary shall become an Affiliate Guarantor;

WHEREAS Section 8.01 of the Indenture provides that without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Notes Guarantees to allow any Guarantor to execute a supplemental indenture and/or Note Guarantee with respect to the Notes;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture.

2. Agreement to Guarantee. The New Guarantors hereby agree, jointly and severally with all existing Guarantors, to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article Ten of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

9. Limitations for Polish Guarantor. Any guarantee granted or assumed by a Guarantor incorporated or established in Poland (each a “Polish Guarantor”) shall be limited in accordance with the following rules:

(a) To the extent the liability under this Guarantee is considered a liability (“zobowiązanie”) within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as defined below), the liability of each Polish Guarantor under this Guarantee shall be limited to an amount equal, at any time, to the aggregate value of all the assets (aktywa) of such Polish Guarantor at that time less the aggregate value of the liabilities (zobowiązania) of that Polish Guarantor at that time, undertaken in accordance with the provisions of the Indenture, and thus such liability should not result in the Polish Guarantor’s insolvency as defined in Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law. The term “liabilities” as referred to above shall at all times exclude the Polish Guarantor’s liability under this Guarantee but shall include any other obligations (secured and unsecured) of the Polish Guarantor, including any other off-balance sheet obligations of the Polish Guarantor.

If at any time the Polish Guarantor or the Trustee requests to calculate the amount of the liability of the Polish Guarantor under this Guarantee, such amount will be calculated as of the date of the financial statements mentioned below, pursuant to the following formula:

G = A—L, where:

“G” means Polish Limitation Amount,

“A”	means all assets (aktywa) of the relevant Polish Guarantor in the value recorded in (i) its latest annual unconsolidated financial statements made available to the Trustee or, if they are more up-to date, in (ii) its latest interim unconsolidated financial statements made available to the Trustee within 15 Business Days following its request made in accordance with the Indenture or without such request (i.e. at the Polish Guarantor’s own motion);

“L”

means all liabilities (zobowiązania) of the relevant Polish Guarantor existing on the date hereof and, henceforth, undertaken in accordance with the provisions of the Indenture recorded in the pertinent financial statements referred to in the definition of “A” above and used for the purpose of determination of the value of assets (aktywa) of that Polish Guarantor. The term “liabilities” shall at all times exclude the Polish Guarantor’s liabilities under this Guarantee but shall include any other obligations (secured and unsecured) of the Polish Guarantor, including any other off-balance sheet obligations of the Polish Guarantor;

The amount of the liability of the Polish Guarantor under this Guarantee calculated pursuant to the above formula shall remain binding for the purpose of any claim(s) made against the Guarantor under this Guarantee (in case any such claim(s) is made) after the date of the financial statements made available to the Trustee for the purpose of the above calculation and prior to the date of the new financial statement made available in accordance with the above provisions.

The limitation in this sub-paragraph (a) will not apply if at least one of the following circumstances occurs:

(i)	the aggregate value of the liabilities of the Polish Guarantor (other than those under this Guarantee) exceeds the aggregate value of the assets thereof thus resulting in the Polish Guarantor’s insolvency within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law dated 28 February 2003 (Journal of Laws No. 60, item 535, as amended) (the “Polish Bankruptcy and Restructuring Law”); or

(ii)	Polish law is amended in such a manner that (a) a debtor whose liabilities exceed the value of its assets is no longer deemed insolvent (niewypłacalny) as provided for in Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Agreement) or that (b) the insolvency (niewypłacalność) of a debtor within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Agreement) no longer gives grounds for the declaration of its bankruptcy (ogłoszenie upadłości).

(b) Additionally to the provisions of paragraph (a) above, each Polish Guarantor which is a limited liability company (“Sp. z o.o.”) has the right to refrain from making a payment under this Guarantee in the event and to the extent that such payment would result in a reduction of its assets necessary to fully cover its share capital as required under Article 189.2 of the Polish Commercial Companies Code of 15 September 2000 (Kodeks spółek handlowych, Journal of Laws No. 94, item 1037, as amended).

10. Limitations for the Czech Guarantor. Czech Guarantee Limitation: None of the obligations of a Guarantor incorporated in the Czech Republic (a “Czech Guarantor”) pursuant to the Indenture will be construed to create any obligation on such Czech Guarantor to the extent it would constitute unlawful financial assistance under Czech law or result in this guarantee infringing provisions of mandatory Czech law or regulation setting out or implying any capital maintenance rules (the “Czech Rules”), including, without limitation, Sections 120(2), 120a, 120b, 161e(1) and 161f of the Czech Commercial Code, and all obligations of any Czech Guarantor under the Indenture will be limited in accordance with such rules to an amount equal to the Czech Limitation Amount.

For the purpose of this SECTION 10. “Czech Limitation Amount” means (G/O)*A; where:

(a) “A” means all assets of the Czech Guarantor recorded in its latest annual unconsolidated financial statements available to the Trustee or, if they are more up-to-date and supplied to the Trustee within 15 Business Days following its request, its latest interim unconsolidated financial statements;

(b) “G” means the amount of all obligations that would have been guaranteed by the Czech Guarantor under the Indenture and this Supplement had the Czech Limitation Amount not be applied; and

(c) “O” means all liabilities of the Czech Guarantor recorded in its latest annual unconsolidated financial statements as defined in the accounting standards applicable to the Czech Guarantor available to the Trustee or, if they are more up-to-date and supplied to the Trustee within 15 Business Days following its request, its latest interim unconsolidated financial statements. The term “liabilities” shall have the meaning attached to it under the accounting standards applicable to the Czech Guarantor but, notwithstanding the foregoing, shall at all times:

(i) exclude equity capital (vlastní kapitál); and

(ii) include the obligations guaranteed by the Czech Guarantor under the Indenture, this Supplement or otherwise.

For the avoidance of doubt, any identical obligations of the Czech Guarantor mentioned in the previous sentence will be included in the “O” only once.

For the avoidance of doubt, in the event that the Czech Limitation Amount should be higher than “G”, the Czech Guarantor shall not be required to pay, and the Holders shall not be entitled to recover, the excess amount.

In the event that any obligation of a Czech Guarantor under the Indenture would violate or contradict the Czech Rules and therefore be held invalid or unenforceable, such obligation will be replaced by an obligation of a similar nature which is in compliance with such rules. The limitations specified in the first sentence of this Section above regarding the Czech Limitation Amount shall cease to apply in the event that any bankruptcy or insolvency proceedings are commenced in the Czech Republic against the Czech Guarantor or its assets and, at the same time, the Czech Guarantor is insolvent within the meaning of Czech insolvency legislation

11. Slovak Guarantee Limitation: (a) None of the obligations of a Guarantor incorporated in the Slovak Republic (a “Slovak Guarantor”) pursuant to the Indenture will be construed to create any obligation on such Slovak Guarantor to the extent it would constitute unlawful financial assistance under Slovak law or result in this guarantee infringing provisions of mandatory Slovak law or regulation setting out or implying any capital maintenance rules (the “Slovak Rules”) and all obligations of any Slovak Guarantor under the Indenture will be limited in accordance with such rules to an amount equal to the Slovak Limitation Amount.

For the purpose of this SECTION 11, “Slovak Limitation Amount” means (G/O) * A; where:

(a)	“A” means all assets of the Slovak Guarantor recorded in its latest annual unconsolidated financial statements available to the Trustee or, if they are more up-to-date and supplied to the Trustee within 15 Business Days following its request, its latest interim unconsolidated financial statements;

(b)	“G” means the amount of all obligations that would have been guaranteed by the Slovak Guarantor under the Indenture and this Supplement had the Slovak Limitation Amount not be applied; and

(c)	“O” means all liabilities of the Slovak Guarantor recorded in its latest annual unconsolidated financial statements as defined in the accounting standards applicable to the Slovak Guarantor available to the Trustee or, if they are more up-to-date and supplied to the Trustee within 15 Business Days following its request, its latest interim unconsolidated financial statements. The term “liabilities” shall have the meaning attached to it under the accounting standards applicable to the Slovak Guarantor but, notwithstanding the foregoing, shall at all times:

(i)	exclude equity capital (vlastné imanie); and

(ii)	include the obligations guaranteed by the Slovak Guarantor under the Indenture, this Supplement or otherwise.

For the avoidance of doubt, any identical obligations of the Slovak Guarantor mentioned in the previous sentence will be included in the “O” only once.

For the avoidance of doubt, in the event that the Slovak Limitation Amount should be higher than “G”, the Slovak Guarantor shall not be required to pay, and the Holders shall not be entitled to recover, the excess amount.

In the event that any obligation of a Slovak Guarantor under the Indenture would violate or contradict the Slovak Rules and therefore be held invalid or unenforceable, such obligation will be replaced by an obligation of a similar nature which is in compliance with such rules.

The limitations specified in paragraph (a) above shall cease to apply in the event that any bankruptcy or insolvency proceedings are commenced in the Slovak Republic against the Slovak Guarantor or its assets and, at the same time, the Slovak Guarantor is insolvent within the meaning of Slovak insolvency legislation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

WIRECO WORLDGROUP INC.

By:	/s/ Ira Glazer

Name: Ira Glazer
Title: President and CEO

[Signature Page to Drumet Supplemental Indenture]

THE NEW GUARANTORS:

DRUMET LINY I DRUTY SP. Z O.O.

By:	/s/ ElŜbieta Bujniewicz Belka
Name: ElŜbieta Bujniewicz Belka Title: Member of the Management Board and Financial Director

DRUMET DRAHTSEILE GMBH

By:	/s/ Alfons Westerwiede
Name: Alfons Westerwiede Title: Managing Director (Geschäftsführer)

DRUMET S.R.O.

By:	/s/ Branislav Gašparík
Name: Branislav Gašparík Title: Executive Director

DRUMET CZ S.R.O.

By:	INTENTIONALLY OMITTED
Name: Branislav Gašparík Title: Executive Director

WIRECO WORLDGROUP POLAND HOLDINGS SP. Z.O.O.

By:	/s/ James Keith McKinnish
Name: James Keith McKinnish Title: Member of the Management Board

[Signature Page to Drumet Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By:	/s/ William G. Keenan
Name: William G. Keenan
Title: Vice President

[Signature Page to Drumet Supplemental Indenture]